Exhibit 99.1

PRESS RELEASE

Contact:

Physicians Realty Trust
John T. Thomas

President and CEO

(214) 549-6611

jtt@docreit.com

Jeffrey Theiler

Executive Vice President and CFO

(414) 367-5610

jnt@docreit.com

Physicians Realty Trust Reports Second Quarter and Year to Date 2015 Financial Results

Announces Moody’s Corporate Credit Rating of Baa3

Announces Appointment of Deeni Taylor to EVP - Investments

Announces Year-to-date Investment Activity of $621 million, including $141 Million of Purchase and Sale Agreements for Phoenix, Arizona IMS Medical Office Portfolio

Announces Increase in Acquisition Guidance

Second Quarter Highlights:

•                  Reported second quarter 2015 total revenue of $29.7 million, up 159% year-over-year.

•                  Recorded second quarter 2015 rental revenue of $23.6 million, a 131% year-over-year increase.

•                  Generated quarterly normalized funds from operations (FFO) of $0.21 per share on a fully diluted basis.

•                  Second quarter investments of approximately $157 million comprised of 13 facilities totaling 460,857 square feet and 1 mezzanine loan.

•                  Declared quarterly dividend of $0.225 per share for the second quarter 2015, paid July 31, 2015.

•                  Portfolio was 94.6% leased based on square footage as of June 30, 2015.

•                  Increased gross leasable square footage by 12% in the second quarter of 2015 to 4,454,640 square feet.

•                  Closed an additional $88 million of acquisitions subsequent to the quarter ended June 30, 2015.

•                  Entered into definitive agreements to acquire four medical office facilities in Phoenix Arizona (the “IMS Phoenix portfolio”) from Integrated Medical Services (“IMS”) for $141 million, expected to close in August 2015.

Milwaukee, WI — August 7, 2015 — Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the second quarter ended June 30, 2015.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We continued to execute our growth strategy during the second quarter by adding 14 high quality healthcare investments to our portfolio with an aggregate value of $157 million. We continue to focus on the growth and quality of our cash flow and dividend coverage and are very proud of the quarterly normalized FFO of $0.21 per share and unit achieved during the second quarter, an increase of 23.5% over the second quarter of 2014. Total revenue for the second quarter of 2015 was $29.7 million, compared to $11.4 million in the second quarter of 2014, an increase of 159%. We are excited about our growth trajectory and our team’s execution and ability to source premium healthcare providers and their facilities. The facilities we have purchased during the second quarter align our fast-growing REIT with forward-thinking physician groups, positioning themselves to deliver the highest quality healthcare in an evolving consolidating U.S. healthcare system. The IMS Phoenix portfolio, discussed in further detail below, is another powerful example of large primarily on-campus physician-developed and owned medical office facilities occupied by primary care, specialists and healthcare systems on the leading edge of the rapid expansion of outpatient healthcare delivery, providing higher quality, in more efficient, lower cost settings.”

Mr. Thomas continued, “With Jeff Theiler’s leadership, we remained focused on maintaining a strong balance sheet, which will enable us to capitalize on our acquisition pipeline and support long-term growth. Since our Initial Public Offering just two short years ago, we have made a commitment to keeping a strong balance sheet with a goal of reaching investment grade as quickly as possible. This week, Moody’s Investor Services recognized Physicians Realty Trust with a Baa3 Investment Grade Rating. This rating serves as a testament to the leadership of our Board, our team’s hard work, and the size and quality of our tenant base and portfolio. With our recently expanded $750 million credit line facility, low leverage, and now an Investment Grade Rating, we are well positioned to continue our high rate of growth and pursuit of excellence in healthcare medical office facilities.”

Second Quarter Financial Results

Total revenues for the second quarter of 2015 were $29.7 million, an increase of 159% compared to the three months ended June 30, 2014.

Rental revenues for the three months ended June 30, 2015, were $23.6 million, an increase of 131% from the same period in 2014, resulting from the expansion of the Company’s portfolio to 122 properties totaling 4,454,640 square feet. As of June 30, 2015, the portfolio was 94.6% leased. On a pro forma basis, if all of the 2015 second quarter acquisitions occurred on the first day of the second quarter, rental revenues would have increased by an additional $1.8 million, to a pro forma total of $31.5 million.

Total expenses for the second quarter of 2015 were $26.4 million, compared to $12.1 million in the second quarter of 2014, or an increase of 119%. The increase in expenses was the result of a $6.6 million increase in depreciation and amortization, a $5.1 million increase in operating expenses, a $1.6 million increase in general and administrative expenses, a $0.5 million increase in interest expenses, and a $0.5 million increase in acquisition related expenses. On a pro forma basis, if all of the 2015 second quarter acquisitions occurred on the first day of the second quarter, depreciation and amortization expense and operating expenses would have increased by an additional $0.9 million and $0.2 million, respectively.

Net income for the second quarter of 2015 was $3.3 million, compared to a net loss of $0.6 million for the second quarter of 2014.

Net income attributable to common shareholders for the second quarter of 2015 was $2.6 million, or $0.04 per diluted share based on 74.3 million weighted average shares outstanding.

Funds from operations (FFO) for the second quarter of 2015 consisted of net income plus $10.4 million of depreciation and amortization, less $0.4 million of preferred distributions, resulting in $0.18 per diluted share. Normalized FFO, which adds back $2.6 million of acquisition expenses, was $15.7 million, or $0.21 per diluted share.

Normalized funds available for distribution (FAD) for the second quarter of 2015, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures and seller master lease and rent abatement payments, was $15.0 million, or $0.20 per diluted share for the second quarter 2015.

As previously announced, the Company declared a dividend of $0.225 per share for the second quarter. The dividend was paid on July 31, 2015, to shareholders of record on July 17, 2015.

Physicians Realty Trust Achieves Investment Grade Rating

Moody’s announced on August 6, 2015, that it has provided an investment grade rating of Baa3 to Physicians Realty Trust. Moody’s noted the Company’s access to capital, conservative financial profile, and good quality portfolio of healthcare assets as justifications for its rating.

The investment grade credit rating by Moody’s should significantly increase the Company’s access to the debt capital markets and decrease its overall cost of capital.

Appointment of Deeni Taylor to Executive Vice President - Investments

The Company announced today that it has named Deeni Taylor to the newly created position of Executive Vice President-Investments, effective October 1, 2015. Mr. Taylor will report directly to the Company’s President and Chief Executive Officer, John T. Thomas.

Mr. Thomas commented, “Deeni Taylor is one of the most respected executives in the healthcare and medical office industry, with healthcare industry relationships across the United States. Deeni, similar to John Sweet and me, is a healthcare professional who entered healthcare real estate investment and development. He has been a good friend, competitor and colleague for many years. We could not be more excited to have Deeni bring his leadership, relationships, experience and reputation to Physicians Realty Trust. As we have grown from $124 million in real estate assets at the time of our IPO, to just over $1.3 billion today, we are confident Deeni can help lead us to even greater growth and high quality medical office facility investments with his and our relationships. Deeni will work closely with John Sweet, our EVP-Chief Investment Officer, and will assume the additional title of Chief Investment Officer upon John Sweet’s retirement as CIO.”

Deeni Taylor comes to the Company from Indianapolis-based Duke Realty, Inc. (NYSE:DRE), where Deeni served as an Executive Vice President helping to lead Duke’s healthcare team since he joined that firm in 2006. Prior to his healthcare real estate career, Deeni enjoyed a 25-year hospital career. He served as Executive Vice President and Chief Strategy Officer for St. Vincent Health, an Ascension Health Ministry, including 16 hospitals serving central Indiana. He also served as President of UNITY Health Management Services in Birmingham, Alabama and worked for Ascension’s St. Vincent’s Hospital in Birmingham, Alabama as the Vice President of Planning and Marketing. Prior to that, Deeni worked for St. Joseph Hospital in Augusta, Georgia, where he served as Vice President Ancillary Services.

A graduate of Purdue University, with a B.S. in Pharmacy, and Central Michigan University with a Masters in Science Administration, Mr. Taylor is a member of ULI and serves on its Healthcare and Life Science Council. He is a member of the Healthcare Real Estate Insights Editorial Board and a past Diplomat in American College of Healthcare Executives. Mr. Taylor has served on Peyton Manning’s PeyBack Foundation since 2001.

Mr. Taylor stated, “Physicians Realty Trust provides me the opportunity to join Governor Tommy Thompson, John Thomas, John Sweet and the team to continue my career with a fast-growing relationship-driven healthcare real estate organization. Physicians Realty shares my passion for improving healthcare and helping physicians, hospitals and other providers to make a difference in the lives of their patients and patients’ families. I am looking forward to helping to lead Physicians Realty Trust, with a particular focus on investments in high quality medical office facilities across the United States.”

Integrated Medical Services (IMS), Phoenix, Arizona - Executed Purchase and Sale Agreements

The Company also announced today the execution of four separate Purchase, Sale and Contribution Agreements for a portfolio of four medical office facilities totaling 406,894 square feet.   The facilities are owned by physician members of Integrated Medical Services (“IMS”), a physician-led multi-specialty organization providing primary care and most specialties throughout the Phoenix metropolitan area.   IMS recently announced a new strategic alignment with Dignity Health in Arizona focused on expanding access to quality health care in Arizona.  The two organizations will work together to introduce new and innovative physician alignment activities aimed at meaningfully growing an integrated health care delivery network across Arizona.  As part of the agreement, IMS will join the Arizona Care Network, an accountable care organization led by Dignity Health and Abrazo Health, a controlled affiliate of Tenet Health (NYSE: THC).

The aggregate purchase price for the four IMS facilities is approximately $141 million, payable in cash, which equates to a first year unleveraged cash yield of 6.6%.  The four facilities are currently 96% leased in aggregate with IMS leasing 67% of the portfolio square footage, hospital systems leasing 23%, and independent physicians/providers leasing 6% of the rentable square footage.  Three of the facilities are located on the campus of a major hospital serving the Phoenix population and the fourth building is located in a primary outpatient care location, convenient to the IMS physicians located in the facility, and the patients they serve.  The off-campus facility includes an ambulatory surgery center owned and managed by United Surgical Partners, Inc., an affiliate of Tenet Health in partnership with physicians that perform outpatient surgery at the facility. The facilities are not encumbered by any debt and have a weighted average remaining lease term of approximately 9 years. The acquisition is subject to the receipt of lease extensions, waivers of rights of first refusal for two of the buildings, and customary conditions to closing, including accuracy of representations and warranties and performance of covenants.

John Thomas, the Company’s President and Chief Executive Officer, stated, “IMS is a leading physician managed organization, focused on innovative care models to meet the current and future needs of their patients.  We are proud to partner with a forward-thinking group like IMS who took the initiative to develop these four high quality medical office buildings, strategically located to improve their patients’ access to care.  We couldn’t be more pleased to enter into this agreement and we look forward to working closely with IMS as they continue to grow and further the objectives of the Arizona Care Network, Dignity Health and Abrazo Health.”

John Dover, M.D., President and Chief Executive Officer for IMS, stated, “We started IMS in 2006, when several community physicians determined that they could provide better patient care and gain efficiency by practicing together rather than separately. From there, our group has grown to approximately 140 providers and 65 locations.  We are excited about partnering with Physicians Realty Trust, with our four primary facilities that we built and owned ourselves, and look forward to working with them for many years to come.”

Revised 2015 Acquisition Guidance

The Company expects to acquire between $700 million and $900 million of real estate during 2015. This guidance is inclusive of the IMS Phoenix portfolio and any previously announced acquisitions, including those detailed in the “Recent Acquisitions” portion of this press release.

Second Quarter Acquisition Activity

Since our last earnings release through June 30, 2015, the Company completed $100.6 million of investments through subsidiaries of our operating partnership.  These investments consist of the acquisition of 9 healthcare properties located in 9 states, representing an aggregate of 313,000 net leasable square feet, and 1 mezzanine loan investment. The Company completed $157.0 million of new investments in the second quarter, including these and other previously disclosed investments.

Northern Ohio Medical Center. On May 28, 2015, we closed the acquisition of a medical office building in Sheffield, Ohio, for a purchase price of approximately $11.2 million. The facility is approximately 40,782 square feet and is 100% leased to North Ohio Medical Specialists, a multispecialty group with over 80 healthcare providers and one of the largest physician-owned accountable care organizations in the Midwest. The first year unlevered cash yield is expected to be 7.5%.

University of Michigan — Northville MOB. On May 29, 2015, we closed the acquisition of a 46,267 square foot medical office building in Livonia, Michigan, for a purchase price of approximately $14.8 million. The facility is 100% occupied by the University of Michigan Health System operating an outpatient surgery center, diagnostic imaging center, as well as primary and specialty physician services, including gastroenterology and hepatology. The first year unlevered cash yield is expected to be 7.9%.

Coon Rapids Medical Center. On June 1, 2015, we closed the acquisition of a medical office building in Coon Rapids, Minnesota, for a purchase price of approximately $7.3 million. The facility is located adjacent to the Allina Coon Rapids Hospital campus and is anchored by Minneapolis Clinic of Neurology. The facility is 31,617 square feet and is 100% occupied. The first year unlevered cash yield is expected to be 8.0%.

Premier Landmark MOB. On June 5, 2015, we closed the acquisition of a medical office building in Bloomington, Indiana, for a purchase price of approximately $11.3 million. The 39,000 square foot facility is 100% leased by Premier Healthcare. As part of the transaction, Premier Healthcare signed a new twelve year lease with a first year unlevered cash yield of approximately 7.5%.

Palm Beach ASC. On June 26, 2015, we closed the acquisition of an ambulatory surgery center in Palm Beach, Florida, for a purchase price of approximately $14.1 million. The ambulatory surgery center is approximately 20,403 square feet with 7 operating rooms, 2 procedure rooms, and 18 private recovery beds. The facility is 100% leased to the Laser and Surgery Center of Palm Beach, a joint venture owned and managed by a controlled affiliate of Tenet Healthcare/USPI and physicians who provide surgery at the facility. The facility has over 60 affiliated providers serving patients at this location. The first year unlevered cash yield is expected to be 6.7%.

Brookstone Physician Center. On June 30, 2015, we closed the acquisition of a medical office building in Jacksonville, Alabama, for a purchase price of approximately $2.8 million. The facility is 19,800 square feet and is 100% leased to Northeast Alabama Regional Medical Center (RMC) through 2027 and guaranteed by Triad Healthcare Corporation, a subsidiary of Community Health Systems Inc. The facility is located on the campus of RMC’s Jacksonville Medical Center, an 89-bed full-service acute care hospital. The first year unlevered cash yield is expected to be 8.2%.

Jackson Woman’s Clinic. On June 30, 2015, we closed the acquisition of a medical office building in Jackson, Tennessee, for a purchase price of approximately $5.7 million. The facility is approximately 19,002 square feet and is 100% leased to the Woman’s Clinic, which signed a new ten year lease at closing. The first year unlevered cash yield is expected to be 6.7%. This is the third related investment in Jackson, Tennessee, a community of over 100,000 citizens, located near Memphis, Tennessee.

Hillside Medical Center. On June 30, 2015, we closed the acquisition of a 46,249 square foot multi-tenant medical office building in Hanover, Pennsylvania, for a purchase price of approximately $11.4 million. The medical office facility is 100% leased and anchored by Hanover Hospital which occupies approximately 44% of the facility for diagnostic imaging, cardiology and rehabilitation services. Hanover Hospital is a 93-bed acute care hospital serving the Hanover and Harrisburg area. The first year unleveraged cash yield is expected to be 7.4%.

Randall Road MOB. On June 30, 2015, we closed the acquisition of a portion of a 66,137 square foot on-campus medical office building in Elgin, Illinois, adjacent to the Advocate Sherman Hospital which contains 19 individual condominium units. At closing, we acquired 14 out of 19 condominium units for a purchase price of approximately $13.0 million and physician-sellers entered in to new five or ten year leases. The condominium units acquired contain approximately 49,880 square feet of the total 66,137 square feet. The leasing tenants include specialists in cardiology, orthopaedics, oncology, diagnostic imaging and primary care. The first year unleveraged cash yield on the 14 condominium units is expected to be 8.3%.  The Company purchased one of the remaining units on July 17, 2015 and is pursuing the purchase of the remaining four units.

UF Health MOB Mezzanine Loan. On June 1, 2015, we closed on a mezzanine loan of $9.0 million to Landmark Healthcare Facilities, a Milwaukee-based full-service developer of healthcare real estate, secured by an interest in a 210,000 square foot medical office facility anchored by The University of Florida Health (UF Health), which leases 28,917 square feet of the facility.  This new Class-A outpatient care facility includes UF Health outpatient and specialty services, as well as members of UF Health’s physician practice group. The loan has a five-year, interest-only term and bears interest at a rate of 8.4% per annum. The Company also has a right of first and last refusal, without obligation, to acquire the property during the fourth year of the loan.

Recent Acquisitions

Since June 30, 2015, the Company has completed acquisitions of 3 additional medical office facilities and 1 additional condominium unit containing an aggregate of 251,911 net leasable square feet for approximately $88.4 million as summarized below.

Randall Road MOB — Suite 140. On July 17, 2015, we closed the acquisition of a 15th condominium unit in the Elgin, Illinois medical office facility described above, for a purchase price of approximately $1.8 million. The Company had previously acquired 14 units in the Randall Road MOB and now owns 15 of the 19 units, representing 84% of the facility’s rentable square feet. The condominium units owned by the Company contain approximately 55,369 square feet and are 100% leased.

Medical Specialists of Palm Beach. On July 24, 2015, we closed the acquisition of an on-campus medical office building in Atlantis, Florida, for a purchase price of approximately $11.1 million. The facility is approximately 34,537 square feet and is located adjacent to the JFK Medical Center, a 460-bed teaching hospital operated by Hospital Corporation of America. Medical Specialists of the Palm Beaches is the largest group of primary care and specialty physicians in Palm Beach with over 75 providers and leases 100% of the facility. The first year unleveraged cash yield is expected to be 6.25%.

Trios Health MOB. On July 31, 2015, we closed the previously announced acquisition of the Trios Health Medical Office Building, located in Kennewick, Washington. This new 161,885 rentable square foot medical office facility is on the Trios Southridge Hospital campus and is 100% leased to the healthcare system. As part of the Trios Health Southridge campus, the MOB is physically connected to the Trios Southridge Hospital and used primarily for outpatient services and physician offices. It is expected that most of the physician offices will be occupied by the Trios Medical Group, particularly for specialties that need proximate access to the hospital for in-patient rounding and treatment. Since 2008, Trios Medical Group has hired more than 45 new providers. Services in the facility are expected to include advanced diagnostic imaging, a retail pharmacy, laboratory, physical therapy, a medical infusion center and other ambulatory services. Upon closing, the Company assumed a 60-year ground lease and a 30-year absolute net master lease with Trios Health Hospital which escalates annually at 2.35%. The purchase price for this facility was approximately $64.0 million with an anticipated first year unlevered cash yield of 6.6%.

OhioHealth — SW Health Center. On July 31, 2015, we closed the acquisition of a medical office building in Grove City, Ohio for a purchase price of approximately $11.5 million. The facility contains approximately 50,000 square feet and is 100% leased to OhioHealth, one of the largest healthcare systems in Columbus, Ohio. The first year unleveraged cash yield is expected to be 7.20%.

Conference Call Information

The Company has scheduled a conference call on Friday, August 7, 2015, at 10:00 a.m. ET to discuss its financial performance and operating results for the second quarter ended June 30, 2015. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Second Quarter Earnings Call or passcode 13613566. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning August 7, 2015, at 5:00 p.m. ET until August 31, 2015, at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13613566. A replay of the webcast also will be accessible on the Investor Relations section of the Company’s website for one year following the event. The Company’s supplemental information package for the second quarter 2015 will also be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust (NYSE: DOC), a self-managed healthcare real estate company, was organized in 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2013. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of June 30, 2015, owns approximately 94.9% of the outstanding OP units.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement. These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this press release. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 12, 2015.

Physicians Realty Trust

Consolidated Statements of Operations

(In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Rental revenues	$23,625	$10,241	$43,966	$17,049
Expense recoveries	4,908	1,020	8,444	2,090
Interest income on real estate loans and other	1,150	186	1,757	340
Total revenues	29,683	11,447	54,167	19,479
Expenses:
Interest expense	2,193	1,657	3,903	2,938
General and administrative	3,989	2,408	7,341	4,422
Operating expenses	7,304	2,227	13,013	3,836
Depreciation and amortization	10,351	3,736	18,591	6,152
Acquisition expenses	2,575	2,045	8,507	6,332
Total expenses	26,412	12,073	51,355	23,680
Income (loss) before equity in income of unconsolidated entity, loss on sale of investment property, and noncontrolling interests:	3,271	(626)	2,812	(4,201)
Equity in income of unconsolidated entity	26	26	52	43
Loss on sale of investment property	—	—	(15)	—
Net income (loss)	3,297	(600)	2,849	(4,158)
Net (income) loss attributable to noncontrolling interests:
Operating Partnership	(157)	123	(133)	654
Partially owned properties	(144)	(84)	(176)	(150)
Net income (loss) attributable to controlling interest	2,996	(561)	2,540	(3,654)
Preferred distributions	(425)	—	(491)	—
Net income (loss) attributable to common shareholders	$2,571	$(561)	$2,049	$(3,654)
Net income (loss) per share:
Basic	$0.04	$(0.02)	$0.03	$(0.15)
Diluted	$0.04	$(0.02)	$0.03	$(0.15)
Weighted average common shares:
Basic	70,376,959	26,163,982	68,026,278	23,744,730
Diluted	74,267,284	26,163,982	71,862,249	23,744,730

Dividends and distributions declared per common share and unit	$0.225	$0.225	$0.45	$0.45

Physicians Realty Trust

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Investment properties:
Land and improvements	$110,349	$79,334
Building and improvements	931,467	644,086
Tenant improvements	6,810	5,614
Acquired lease intangibles	132,255	72,985
	1,180,881	802,019
Accumulated depreciation	(64,353)	(45,569)
Net real estate property	1,116,528	756,450
Real estate loans receivable	25,320	15,876
Investment in unconsolidated entity	1,324	1,324
Net real estate investments	1,143,172	773,650
Cash and cash equivalents	22,549	15,923
Tenant receivables, net	2,333	1,324
Deferred costs, net	4,413	4,870
Other assets	30,989	15,806
Total assets	$1,203,456	$811,573
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$191,000	$138,000
Mortgage debt	95,774	78,105
Accounts payable	1,097	700
Dividends payable	16,942	16,548
Accrued expenses and other liabilities	14,997	6,140
Acquired lease intangibles, net	3,171	2,871
Total liabilities	322,981	242,364

Redeemable noncontrolling interest — Operating Partnership and partially owned properties	11,656	—

Equity:
Common shares, $0.01 par value, 500,000,000 shares authorized, 70,955,331 and 50,640,863 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively.	713	510
Additional paid-in capital	904,002	586,017
Accumulated deficit	(81,683)	(51,797)
Total shareholders’ equity	823,032	534,730
Noncontrolling interests:
Operating Partnership	44,473	33,727
Partially owned properties	1,314	752
Total noncontrolling interests	45,787	34,479
Total equity	868,819	569,209
Total liabilities and equity	$1,203,456	$811,573

Physicians Realty Trust

Reconciliation of Non-GAAP Measures

(In thousands, except share and per share data)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
Net income	$3,297	$(600)
Preferred distributions	(425)	—
Depreciation and amortization expense	10,351	3,736
FFO	$13,223	$3,136
FFO per share and unit	$0.18	$0.10
Net change in fair value of derivative	(141)	(31)
Acquisition related expenses	2,575	2,045
Normalized FFO	$15,657	$5,150
Normalized FFO per share and unit	$0.21	$0.17

Normalized FFO	$15,657	$5,150
Non-cash share compensation expense	903	384
Straight-line rent adjustments	(1,877)	(933)
Amortization of acquired above/below market leases	385	72
Amortization of lease inducements	138	34
Amortization of deferred financing costs	301	204
TI/LC and recurring capital expenditures	(787)	—
Seller master lease and rent abatement payments	270	—
Normalized FAD	$14,990	$4,911
Normalized FAD per share and unit	$0.20	$0.16

Weighted average number of shares and units outstanding	74,446,611	30,297,122

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income/loss available to common share and unit holders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Normalized FFO is calculated as FFO available to common share and unit holders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified in the table above. The Company believes that Normalized FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Normalized FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for the Company.

The Company defines Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO, non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases, amortization of deferred financing costs and amortization of lease inducements and includes cash payments from seller master leases and rent abatement payments. The Company believes Normalized FAD provides a meaningful supplemental measure of its ability to fund its ongoing distributions. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of the Company’s liquidity. Normalized FAD should be reviewed in connection with other GAAP measurements.